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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors and Shareholders
Metron Technology N.V.

    The audits referred to in our report dated July 6, 2000, included the related financial statement schedule as of May 31, 2000, and for each of the years in the three-year period ended May 31, 2000, included in the Form 10-K/A. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We consent to the incorporation by reference in the registration statement (No. 333-93627) on Form S-8 of Metron Technology N.V. of our report dated
July 6, 2000, relating to the consolidated balance sheets of Metron
Technology N.V. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 2000 and the related schedule, which report appears in the May 31, 2000 annual report on Form 10-K/A of Metron Technology N.V.

                                          /s/ KPMG LLP

Mountain View, California
September 15, 2000